Exhibit 99.1

Mannatech Reports Third Quarter 2013 Financial Results

(COPPELL, Texas) November 13, 2013 — Mannatech®, Incorporated (NASDAQ: MTEX) a pioneer of nutritional glycobiology and leading innovator of naturally-sourced supplements based on Real Food Technology® solutions, today reported net sales for the third quarter of 2013 were $44.4 million, an increase of 3.3% as compared to $43.0 million in the third quarter of 2012  and a net loss of $0.8 million, or $0.30 per diluted share, for the third quarter ending September 30, 2013, as compared to a net income of $2.2 million, or $0.83 per diluted share, for the third quarter of 2012.

During the third quarter of 2013, we implemented a global loyalty program for our associates and members who purchase products using a qualified automatic order.  Participating associates and members earn loyalty points, which can be applied to future purchases.  The company defers the dollar equivalent in revenue for these loyalty points until the points are applied or forfeited.  During the third quarter of 2013, the company deferred net sales of $2.5 million due to the loyalty program.

Net sales for Asia/Pacific increased 23.6% to $22.0 million as compared to $17.8 million in the third quarter 2012 due to an increase in the number of active associates and an increase in the revenue generated per active associate and member.  The increases were offset by a net sales deferral of $1.2 million for the loyalty program and a $1.2 million unfavorable impact on  net sales due to fluctuations in foreign currency exchange rates.

Net sales for North America declined 9.7% to $18.7 million as compared to $20.7 million in the third quarter of 2012.    The decline in revenue is due to the net sales deferral of $1.2 million for the loyalty program in the third quarter of 2013 and a net reduction in active members and associates.

 Net sales for Europe, the Middle East and Africa declined 17.8% to $3.7 million as compared to $4.5 million in the third quarter of 2012.  This decline was primarily due to a decrease in the average revenue per associate and member.  Additionally, the company experienced a $0.4 million unfavorable impact on net sales due to fluctuations in foreign currency exchange rates.

Recruiting increased 4.4% in the third quarter of 2013 as compared to the third quarter of 2012.  The number of new independent associates and members for the third quarter of 2013 was approximately 28,800, as compared to 27,600 during the same period in 2012.  The total number of independent associates and members based on a 12-month trailing period was approximately 239,000 as of September 30, 2013, as compared to 233,000 as of September 30, 2012.

Dr. Robert Sinnott, CEO & Chief Science Officer, commented, “We launched a global loyalty program and completed the global launch of our enhanced associate compensation plan in July.  These activities, plus the continued net increase in active associates and members, appear to be driving organic growth in markets open for at least a year.”

Mannatech will host a conference call to discuss the quarter’s results with investors on Thursday, November 14, 2013 at 9 a.m. CDT, 10 a.m. EDT.  The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call.  The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 93542097.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

About Mannatech
Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing nutrition where it is needed most around the world. Mannatech’s proprietary products are available through independent sales associates in regions around the globe including North America, Asia/Pacific, and Europe, the Middle East and Africa. For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “anticipate,” “believe,” “will,” “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

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Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – (UNAUDITED)
(in thousands, except share and per share amounts)
PART I – FINANCIAL INFORMATION

	September 30, 2013	December 31, 2012
ASSETS	(unaudited)
Cash and cash equivalents	$19,441	$14,377
Restricted cash	1,527	1,515
Accounts receivable, net of allowance of $40 and $20 in 2013 and 2012, respectively	402	324
Income tax receivable	188	884
Inventories, net	14,733	15,154
Prepaid expenses and other current assets	3,614	2,487
Deferred commissions	2,240	562
Deferred tax assets	647	561
Total current assets	42,792	35,864
Property and equipment, net	3,614	4,825
Construction in progress	30	8
Long-term restricted cash	5,035	3,736
Other assets	2,938	3,187
Long-term deferred tax assets	633	502
Total assets	$55,042	$48,122

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$653	$780
Accounts payable	6,784	4,154
Accrued expenses	7,598	6,348
Commissions and incentives payable	9,195	7,935
Taxes payable	1,972	3,901
Current deferred tax liability	291	179
Deferred revenue	5,284	1,486
Total current liabilities	31,777	24,783
Capital leases, excluding current portion	583	938
Long-term deferred tax liabilities	10	2
Other long-term liabilities	1,706	2,178
Total liabilities	34,076	27,901

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,773,972 shares issued and 2,653,913 shares outstanding as of September 30, 2012 and 2,768,972 shares issued and 2,647,735 shares outstanding as of December 31, 2012	—	—
Additional paid-in capital	42,556	42,614
Accumulated deficit	(6,293)	(6,920)
Accumulated other comprehensive loss	(646)	(677)
Less treasury stock, at cost, 120,059 and 121,237 shares in 2013 and 2012, respectively	(14,651)	(14,796)
Total shareholders’ equity	20,966	20,221
Total liabilities and shareholders’ equity	$55,042	$48,122

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)
(in thousands, except per share information)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net sales	$44,432	$43,049	$130,899	$131,162
Cost of sales	9,225	8,698	25,616	25,824
Gross profit	35,207	34,351	105,283	105,338

Operating expenses:
Commissions and incentives	19,640	18,658	56,362	56,280
Selling and administrative	8,497	8,640	25,669	28,240
Depreciation and amortization	474	703	1,699	4,082
Other operating costs	6,167	5,261	18,919	19,109
Total operating expenses	34,778	33,262	102,649	107,711

Income (loss) from operations	429	1,089	2,634	(2,373)
Interest income (expense)	25	6	29	(26)
Other income (expense), net	(275)	455	(1,278)	542
Income (loss) before income taxes	179	1,550	1,385	(1,857)

(Provision for) benefit from income taxes	(980)	663	(758)	215
Net income (loss)	$(801)	$2,213	$627	$(1,642)

Income (loss) per share:
Basic	$(0.30)	$0.84	$0.24	$(0.62)
Diluted	$(0.30)	$0.83	$0.23	$(0.62)

Weighted-average common shares outstanding:
Basic	2,650	2,648	2,649	2,648
Diluted	2,650	2,681	2,717	2,648

The approximate number of new and continuing associates and members who purchased our packs or products during the twelve months ended September 30, 2013 and 2012 were as follows:

	2013		2012
New	109,000	46.0%	95,000	41.0%
Continuing	130,000	54.0%	138,000	59.0%
Total	239,000	100.0%	233,000	100.0%